Filed pursuant to Rule 424(b)(5)
Registration No. 333-137419

In accordance with Rule 457(r), a registration fee of $18,420 has been transmitted to the SEC in connection with the $600,000,000 aggregate principal amount of senior notes offered by means of this prospectus supplement and the accompanying base prospectus included in the registration statement filed on September 19, 2006. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the registration statement filed on September 19, 2006.

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED SEPTEMBER 19, 2006

$600,000,000

ONEOK Partners, L.P.

6.85% Senior Notes due 2037

Fully and Unconditionally Guaranteed by

ONEOK Partners Intermediate Limited Partnership

THE COMPANY

•

We are a publicly-traded limited partnership formed in 1993. We own and manage natural gas gathering, processing, storage and interstate and intrastate pipeline assets and one of the nation’s premier natural gas liquids systems, connecting much of the natural gas and NGL supply in the Mid-Continent region with key market centers. We own a 50 percent interest in a leading transporter of natural gas imported from Canada into the United States.

•

We plan to use the net proceeds to finance the acquisition of a $300 million interstate pipeline system and related assets, and to repay indebtedness outstanding under our $1 billion revolving credit agreement.

THE NOTES

•	Interest on the notes will accrue from September 28, 2007 and we will pay interest on the notes on April 15 and October 15 of each year, beginning on April 15, 2008.

•	We may redeem the notes, in whole or in part, at any time prior to their maturity at the redemption price described in this prospectus supplement, which will include a make-whole premium.

•	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured senior indebtedness.

•

The notes are fully and unconditionally guaranteed on a senior unsecured basis by our subsidiary, ONEOK Partners Intermediate Limited Partnership. The guarantee will rank equally in right of payment to all of ONEOK Partners Intermediate Limited Partnership’s existing and future unsecured senior indebtedness.

NOTICE TO INVESTORS

•

You should consider carefully the risk factors beginning on page S-8 of this prospectus supplement and on page 2 of the accompanying prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, each of which is incorporated by reference herein, before investing in the notes.

REGISTRATION AND TRADING

•

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Initial Public Offering Price(1)	Underwriting Discount	Proceeds, before Expenses, to ONEOK Partners, L.P.
Per note	99.691%	0.875%	98.816%
Total	$598,146,000	$5,250,000	$592,896,000

(1)	Plus accrued interest, if any, from the date of original issuance.

The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on September 28, 2007.

Wachovia Securities	RBS Greenwich Capital	UBS Investment Bank

Barclays Capital	BMO Capital Markets	BNP PARIBAS	RBC Capital Markets

The date of this prospectus supplement is September 25, 2007.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Please read “Where You Can Find More Information” on page S-27 of this prospectus supplement and “Where You Can Find More Information” and “Incorporation by Reference” in the accompanying base prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus, any free writing prospectus or the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein is accurate as of any date other than its respective date. This prospectus supplement, the accompanying base prospectus and any free writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Prospectus Supplement

S-i

Prospectus

S-ii

SUMMARY

This summary highlights certain information about our partnership. It is not complete and does not contain all the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference to understand fully our partnership, the terms of the notes and the tax and other considerations that are important in making your investment decision. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 2 of the accompanying prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, each of which is incorporated by reference herein, for information regarding risks you should consider before investing in the notes.

For purposes of this prospectus supplement and the accompanying base prospectus, unless otherwise indicated, the terms “ONEOK Partners,” “the partnership,” “us,” “we,” “our” and similar terms refer to ONEOK Partners, L.P. and its consolidated subsidiaries.

ONEOK Partners, L.P.

ONEOK Partners, L.P. is a publicly-traded Delaware limited partnership formed in 1993. Our common units are listed on the New York Stock Exchange under the trading symbol “OKS.” Our primary business objectives are to generate stable cash flow sufficient to pay quarterly cash distributions to our unitholders and to increase our quarterly cash distributions over time. We own and manage natural gas gathering, processing, storage and interstate and intrastate pipeline assets and one of the nation’s premier natural gas liquids, or NGL, systems, connecting much of the natural gas and NGL supply in the Mid-Continent region with key market centers. We own a 50 percent interest in a leading transporter of natural gas imported from Canada into the United States. Our business operations are divided into the following four strategic business units based on similarities in economic characteristics, products and services, types of customers, methods of distribution and regulatory environment:

•	the Gathering and Processing segment, which primarily gathers and processes raw, or unprocessed, natural gas;

•	the Natural Gas Liquids segment, which primarily treats and fractionates raw natural gas liquids, and stores and markets purity, or fractionated, natural gas liquids products;

•

the Pipelines and Storage segment, which primarily operates intrastate natural gas transmission pipelines, natural gas storage facilities and regulated natural gas liquids gathering and distribution pipelines; and

•	the Interstate Natural Gas Pipelines segment, which primarily operates our interstate natural gas transmission pipelines.

Recent Developments

Expansion Projects

In March 2007, we announced plans to build the 440-mile Arbuckle Pipeline, a natural gas liquids pipeline from southern Oklahoma through northern Texas and continuing on to the Texas Gulf Coast, at a cost of approximately $260 million. The Arbuckle Pipeline will have the capacity to transport 160,000 Bbl/d of raw natural gas liquids and will interconnect with our existing Mid-Continent infrastructure and our fractionation facility in Mont Belvieu, Texas, and other Gulf Coast-area fractionators. We expect to complete the expansion project by early 2009.

In March 2007, we announced the expansion of our Grasslands natural gas processing facility in North Dakota at a cost of approximately $30 million. The Grasslands facility is our largest natural gas processing plant in the Williston Basin. The expansion will increase processing capacity to approximately 100 MMcf/d from its current capacity of 63 MMcf/d, and will increase fractionation capacity to approximately 10,000 Bbl/d from 7,700 Bbl/d. We expect the expansion project to come on line in phases starting in late summer of 2007 through the first quarter of 2008.

In March 2007, we announced that Overland Pass Pipeline Company LLC, our joint venture with The Williams Companies, Inc., plans to construct a 150-mile lateral pipeline to transport as much as 100,000 Bbl/d of NGLs from the Piceance Basin in Colorado to the Overland Pass Pipeline. Williams announced that it intends to construct a new natural gas processing plant in the Piceance Basin and will dedicate its NGL production from that plant and an existing plant to be delivered into the lateral pipeline. Assuming we obtain the required regulatory approvals, we currently expect construction of this lateral pipeline to begin in the summer of 2008 and be completed in early 2009, at a current cost estimate of approximately $120 million.

Replacement of Our Auditors

In April 2007, our Audit Committee recommended and approved the dismissal of KPMG LLP as our principal accountants effective with the filing with the SEC of our first quarter 2007 quarterly report. On May 2, 2007, we dismissed KPMG and hired PricewaterhouseCoopers LLP as our new independent registered public accounting firm. The dismissal of KPMG did not involve any reportable disagreements with us.

Pipeline Acquisition

In July 2007, we announced our agreement to acquire an interstate NGLs and refined petroleum products pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P. for approximately $300 million. The system extends from Bushton and Conway, Kansas, to Chicago, Illinois, and transports, stores and delivers a full range of NGL and refined products. The FERC-regulated system spans more than 1,600 miles and has a capacity to transport up to 125,000 Bbl/d. We expect to close the transaction, subject to regulatory approval, in October of 2007. Financing for this transaction will come from available cash and short-term credit facilities.

Increase in Our Credit Facility

In July 2007, we exercised the accordion feature on our amended and restated $750 million revolving credit agreement to increase the aggregate revolving commitments to $1 billion.

Change in Segment Reporting

In July 2007, we announced that beginning in the third quarter of 2007, we would report our financial results in new segments. Results for our Natural Gas Liquids segment, renamed Natural Gas Liquids Gathering and Fractionation, and our Gathering and Processing segment will not change. Our current Interstate Natural Gas Pipelines segment will be renamed Natural Gas Pipelines and will include the intrastate natural gas pipelines and storage assets that are currently reported in our Pipelines and Storage segment. Natural Gas Liquids Pipelines will be our fourth segment and will consist of our current regulated NGLs pipelines, the assets we are acquiring from a subsidiary of Kinder Morgan Energy Partners, L.P. and the FERC-regulated NGLs pipelines, such as Overland Pass, Piceance and Arbuckle, that we are currently developing.

Partnership Structure

We are managed by our general partner, ONEOK Partners GP, L.L.C., a Delaware limited liability company. Our general partner is managed by its sole member, ONEOK, Inc., a publicly-traded Oklahoma corporation.

Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma, 74103-4298, and our telephone number at that address is (918) 588-7000.

The chart below shows our simplified organization and ownership structure.

(1)	Includes a 43.7% limited partner interest held by ONEOK, Inc. and our general partner.

The Offering

Issuer	ONEOK Partners, L.P.

Guarantor	ONEOK Partners Intermediate Limited Partnership.

Securities offered	$600,000,000 aggregate principal amount of 6.85% senior notes due 2037.

Guarantee	Our subsidiary, ONEOK Partners Intermediate Limited Partnership, will fully and unconditionally guarantee the notes.

Interest rate	6.85% per annum, accruing from the issue date of the notes.

Interest payment dates	April 15 and October 15 of each year, beginning on April 15, 2008.

Maturity date	October 15, 2037.

Optional redemption

At our option, any or all of the notes may be redeemed, in whole or in part, at any time, at the redemption price described under “Description of the Notes—Optional Redemption,” which will include a make-whole premium, plus accrued but unpaid interest to the redemption date.

Ranking

The notes will be unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. All of our operating assets are in our subsidiaries and, therefore, the notes will be effectively subordinated to all indebtedness of those subsidiaries other than ONEOK Partners Intermediate Limited Partnership. As of June 30, 2007, our existing aggregate indebtedness for borrowed money was approximately $2.1 billion. Assuming we had completed the offering on June 30, 2007, after giving effect to the application of the proceeds of the offering, the notes would have been effectively subordinated to approximately $143.0 million of outstanding indebtedness for borrowed money of our subsidiaries.

The guarantee of the notes by ONEOK Partners Intermediate Limited Partnership will be an unsecured and unsubordinated obligation of ONEOK Partners Intermediate Limited Partnership and will rank equally with its guarantees of our existing $1 billion revolving credit agreement and our existing and future unsubordinated debt. The indenture does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the notes.

Covenants

The notes will be issued under an indenture with Wells Fargo Bank, N.A., as trustee, which contains covenants for your benefit. These covenants restrict our ability, with certain exceptions, to, among other things:

•	incur debt secured by liens; and

•	engage in sale/leaseback transactions.

Use of proceeds

We will receive net proceeds from this offering of approximately $592.9 million, after deducting underwriting discounts but before offering expenses. We plan to use these net proceeds to finance the acquisition of a $300 million interstate pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P., and to repay indebtedness outstanding under our $1 billion revolving credit agreement. If the $300 million acquisition from Kinder Morgan is delayed or not consummated, we plan to use the net proceeds from this offering to repay additional indebtedness outstanding under our $1 billion revolving credit agreement, to fund capital expenditures, including those relating to our previously announced pipeline expansion projects, and for general partnership purposes.

Please read “Use of Proceeds” on page S-12 of this prospectus supplement.

Ratings

We have obtained the following ratings on the notes: Baa2 by Moody’s Investors Service, Inc. and BBB by Standard & Poor’s Ratings Services. We have obtained these ratings with the understanding that the rating agencies will continue to monitor our credit ratings, and will make future adjustments when they feel it is necessary. A rating reflects only the view of a rating agency. It is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant such a change.

Further issuances

We may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with such notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Risk factors

You should read the risk factors beginning on page S-8 of this prospectus supplement and on page 2 of the accompanying prospectus, and found in the documents incorporated by reference herein, as well as the other cautionary statements throughout this prospectus supplement and the accompanying prospectus, to ensure you understand the risks associated with an investment in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

Set forth below is our summary historical consolidated financial data for the periods indicated. You should read the following information in connection with our audited and unaudited financial statements and the related notes incorporated by reference into this prospectus. The income and cash flow data for the years ended December 31, 2004, 2005 and 2006 and the balance sheet data as of December 31, 2005 and 2006 have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus. The balance sheet data as of December 31, 2004 have been derived from our audited annual financial statements, which are not incorporated by reference into this prospectus. The income and cash flow data for the six months ended June 30, 2006 and 2007 and the balance sheet data as of June 30, 2007 have been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which is incorporated by reference into this prospectus. The balance sheet data as of June 30, 2006 have been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which is not incorporated by reference into this prospectus. In the opinion of our management, the six month data includes normal recurring adjustments necessary for a fair statement of the results for those interim periods. Our summary historical results are not necessarily indicative of results to be expected in future periods.

The summary financial data should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

	Years Ended December 31,			Six Months Ended June 30,
	2004	2005	2006(1)	2006(1)	2007
				(unaudited)
	(in thousands, except per unit data)
Income data:
Operating revenue, net	$590,383	$678,560	$4,714,026	$2,329,180	$2,531,849
Cost of sales and fuel	111,705	180,052	3,872,869	1,915,719	2,110,322
Operations and maintenance	102,650	117,155	291,816	134,209	139,634
Depreciation and amortization(2)	86,431	86,010	122,045	66,752	55,526
Taxes other than income taxes	36,212	38,575	31,568	14,913	16,257
Gain on sale of assets(3)	—	—	114,865	115,366	1,824

Operating income	253,385	256,768	510,593	312,953	211,934
Interest expense, net	76,943	86,903	133,482	67,221	65,803
Other income, net	19,648	28,108	98,136	48,587	49,262
Minority interests in net income	50,033	45,674	2,392	2,138	177
Income taxes	5,136	5,792	27,669	25,478	4,841

Income (loss) from continuing operations	140,921	146,507	445,186	266,703	190,375
Discontinued operations, net of tax(4)	3,799	506	—	—	—

Net income (loss) to partners	$144,720	$147,013	$445,186	$266,703	$190,375

Per unit income (loss) from continuing operations	$2.81	$2.92	$5.01	$3.33	$1.97

Per unit net income (loss)	$2.89	$2.93	$5.01	$3.33	$1.97

Number of units used in computation	46,397	46,397	73,768	64,644	82,891

	Years Ended December 31,			Six Months Ended June 30,
	2004	2005	2006(1)	2006(1)	2007
				(unaudited)
	(in thousands, except per unit data)
Cash flow data:
Net cash provided by operating activities	$244,658	$267,372	$606,062	$340,107	$361,013
Capital expenditures	43,477	59,882	201,746	53,575	202,444
Acquisition of businesses	—	—	1,396,893	1,438,485	—
Distribution per unit	3.20	3.20	3.60	1.68	1.97
Balance sheet data (at period end):
Property, plant and equipment, net	$1,941,558	$1,918,510	$2,763,648	$2,678,227	$2,914,989
Total assets	2,514,690	2,527,766	4,921,717	4,943,368	5,134,445
Long-term debt, including current maturities, and notes payable	1,330,358	1,354,971	2,037,529	2,002,290	2,129,791
Minority interests in partners’ equity	290,142	274,510	5,606	5,548	5,710
Partners’ equity	789,334	765,589	2,188,662	2,182,886	2,183,272
Other financial data:
Ratio of earnings to fixed charges(5)	3.42x	3.12x	4.58x	5.47x	3.86x

(1)

In April 2006, we completed the acquisition of certain companies comprising ONEOK, Inc.’s former gathering and processing, pipelines and storage and natural gas liquids segments. Also in April 2006, we sold a 20 percent general partner interest in Northern Border Pipeline Company to TC PipeLines Intermediate Limited Partnership. We and TC PipeLines Intermediate Limited Partnership each now own a 50 percent general partner interest in Northern Border Pipeline Company. We are no longer consolidating Northern Border Pipeline Company as of January 1, 2006, the effective date of the sale. In addition, in April 2006 we acquired a 66 2/3 percent interest in Guardian Pipeline, L.L.C., increasing our interest to 100 percent. Following the completion of the transaction, we consolidated Guardian Pipeline, L.L.C. in our financial statements, effective January 1, 2006. Our results of operations for 2006 are not comparable to prior periods due to the acquisition of the ONEOK assets, the sale of the interest in Northern Border Pipeline Company and the acquisition of the interest in Guardian Pipeline, L.L.C.

(2)	Includes a goodwill and asset impairment charge of $11.8 million in the second quarter of 2006 related to Black Mesa Pipeline, Inc.
(3)	Includes the gain on the sale of a 20 percent general partner interest in Northern Border Pipeline Company as described in footnote 1 above.
(4)	In December 2004, Border Midstream Services, Ltd. sold its undivided minority interest in the Gregg Lake/Obed Pipeline.
(5)	Please read “Ratio of Earnings to Fixed Charges” on page S-13 of this prospectus supplement for an explanation of the method of calculating the ratio of earnings to fixed charges.

RISK FACTORS

An investment in the notes involves risk. You should read carefully the risk factors discussed below and those found in the accompanying prospectus as well as the discussion of risk factors under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2006 and Part II, Item 1A in our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, each of which is incorporated by reference herein, before making a decision to invest in the notes. You should consider carefully these risk factors together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference into this prospectus before investing in the notes.

Risks Related to the Notes

Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

As of June 30, 2007, on an as adjusted basis after giving effect to this offering, we had total indebtedness of approximately $2.62 billion. Please read “Capitalization.” Our indebtedness could have important consequences to you. For example, it could:

•

make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or general business purposes;

•	diminish our ability to withstand a downturn in our business or the economy generally;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

We are not prohibited under the indenture governing the notes from incurring additional indebtedness. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay the notes.

We and ONEOK Partners Intermediate Limited Partnership have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We and ONEOK Partners Intermediate Limited Partnership are holding companies, and our subsidiaries conduct all of our operations and own all of our operating assets. Neither we nor ONEOK Partners Intermediate Limited Partnership has significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries and subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

All of our operating assets are in our subsidiaries and, therefore, the notes will be effectively subordinated to all indebtedness of those subsidiaries other than ONEOK Partners Intermediate Limited Partnership. In addition, holders of our existing and future secured indebtedness would have claims with respect to such assets constituting collateral for such indebtedness that are prior to your claims under the notes. Assuming we had completed this offering on June 30, 2007, after giving effect to the application of the net proceeds as described in “Use of Proceeds,” the notes and the guarantee would have been effectively subordinated to approximately $143.0 million of outstanding indebtedness of our subsidiaries. We do not currently have any secured indebtedness, but may have future secured indebtedness. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, our assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations, including with respect to sale and leaseback transactions, that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

In addition, the notes are not guaranteed by our subsidiaries other than ONEOK Partners Intermediate Limited Partnership, and such other subsidiaries are not prohibited under the indenture from incurring additional indebtedness. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of our subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs);

•	to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters; or

•	to comply with applicable law or any of our loan or other agreements.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units may decrease with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, the value of our units may decrease and we may not be able to issue equity to recapitalize.

A court may use fraudulent conveyance considerations to avoid or subordinate the guarantee of the notes.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or avoid the guarantee of the notes issued by ONEOK Partners Intermediate Limited Partnership. It is also possible that under certain circumstances a court could hold that the direct obligations of ONEOK Partners Intermediate Limited Partnership could be superior to the obligations under that guarantee.

A court could avoid or subordinate the guarantee of the notes by ONEOK Partners Intermediate Limited Partnership in favor of ONEOK Partners Intermediate Limited Partnership’s other debts or liabilities to the extent that the court determined either of the following were true at the time ONEOK Partners Intermediate Limited Partnership issued the guarantee:

•

ONEOK Partners Intermediate Limited Partnership incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or ONEOK Partners Intermediate Limited Partnership contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•

ONEOK Partners Intermediate Limited Partnership did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, ONEOK Partners Intermediate Limited Partnership:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantee;

•	was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

Among other things, a legal challenge of ONEOK Partners Intermediate Limited Partnership’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by ONEOK Partners Intermediate Limited Partnership as a result of our issuance of the notes. To the extent ONEOK Partners Intermediate Limited Partnership’s guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the note holders would cease to have any claim in respect of the guarantee.

If we sustain a decline in the rating of our outstanding senior notes, we may be required to repurchase those notes prior to and without an obligation to repurchase the notes offered by this prospectus.

The indentures governing our 8.875% Senior Notes due 2010 and the 7.10% Senior Notes due 2011 require that we make an offer to repurchase such notes at an offer price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and certain other amounts, upon a sustained decline in the rating assigned by either Standard & Poor’s Rating Service or Moody’s Investor Services to such notes to a rating that is below investment grade. The indenture governing the notes offered hereby does not contain a covenant similar to that of the 8.875% Senior Notes due 2010 and the 7.10% Senior Notes due 2011. However, the indenture governing the notes offered hereby (as well as our 5.90% senior notes due 2012, our 6.15% senior notes due 2016 and our 6.65% senior notes due 2036) includes an event of default upon the acceleration of other indebtedness of $100 million or more that would be triggered by such a ratings decline, and such an event of default would entitle the trustee or the holders of 25 percent in aggregate principal amount of the outstanding notes of each such series (including the notes offered hereby) to declare such notes immediately due and payable in full. Furthermore, repurchase of our 8.875% Senior Notes due 2010 and our 7.10% Senior Notes due 2011 (and the acceleration of any other indebtedness accelerated as a result of the mandatory repurchase of such notes) could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under these notes.

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The notes are a new issue of securities for which there is no established public market. Although we have registered the offer and sale of the notes under the Securities Act of 1933, we do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to make a market in the notes, and they may discontinue their market making activities at any time without notice. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

USE OF PROCEEDS

We plan to use the net proceeds from the offering of approximately $592.9 million (after deducting underwriting discounts and commissions but before our offering expenses) to finance the acquisition of a $300 million interstate pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P., and to repay indebtedness outstanding under our $1 billion revolving credit agreement. If the $300 million acquisition from Kinder Morgan is delayed or not consummated, we plan to use the net proceeds from this offering to repay additional indebtedness outstanding under our $1 billion revolving credit agreement, to fund capital expenditures, including those relating to our previously announced pipeline expansion projects, and for general partnership purposes.

Affiliates of the underwriters participating in this offering are lenders under our $1 billion revolving credit agreement and will therefore receive proceeds from this offering. For more information, please read “Underwriting—Certain Relationships” in this prospectus supplement.

As of June 30, 2007, the borrowings under our $1 billion revolving credit agreement had a weighted average interest rate of 5.75 percent. This credit facility matures in March 2012. Debt incurred under this credit facility was used to fund capital expenditures, including those relating to our previously announced pipeline expansion projects, and for general partnership purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated below is as follows:

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2002	2003(1)	2004	2005	2006	2007
Ratio of earnings to fixed charges	2.81x	0.39x	3.42x	3.12x	4.58x	3.86x

(1)	The ratio of earnings to fixed charges for 2003 was lower than the other periods presented due primarily to the goodwill and asset impairment recorded in 2003. Earnings were $49.2 million less than fixed charges for 2003. Excluding the impact of the impairment, the ratio would have been 3.1x for 2003.

These computations include us and our subsidiaries. For these ratios, “earnings” means:

•

the sum of: pre-tax income from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees; fixed charges; amortization of capitalized interest; distributed income of equity investees; and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

•	less: interest capitalized; preference security dividend requirements of consolidated subsidiaries; and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	estimate of interest within rental expense; and

•	preference security dividend requirements of consolidated subsidiaries.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2007 on:

•	a historical basis; and

•

an as adjusted basis to give effect to the sale of $600,000,000 aggregate principal amount of notes in this offering and the application of the net proceeds from the sale of the notes as described under “Use of Proceeds.”

This table should be read in conjunction with our historical consolidated financial statements and the notes to those financial statements that are incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	As of June 30, 2007 (unaudited)
	Historical	As Adjusted
	(Dollars in thousands)
Debt (before discounts and premiums):
$1 billion revolving credit agreement, due 2012(1)	$105,000	$—
8.875% senior notes due 2010	250,000	250,000
7.10% senior notes due 2011	225,000	225,000
5.90% senior notes due 2012	350,000	350,000
6.15% senior notes due 2016	450,000	450,000
6.65% senior notes due 2036	600,000	600,000
6.85% senior notes dues 2037	—	600,000
Guardian Pipeline, L.L.C. senior notes (various)	142,589	142,589
Guardian Pipeline, L.L.C. revolving note agreement, due 2007	—	—
Total debt	2,122,589	2,617,589

Partners’ capital:
General partner	55,991	55,991
Limited partners	2,135,594	2,135,594
Accumulated other comprehensive income	(8,313)	(8,313)
Total partners’ capital	2,183,272	2,183,272

Total capitalization	$4,305,861	$4,800,861

Total debt to total capital ratio	49.3%	54.5%

(1)	As of September 25, 2007, we had borrowings of $365 million outstanding under this credit agreement.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the general description of the debt securities included in the accompanying base prospectus. You should review this description together with the description of the debt securities included in the accompanying base prospectus. To the extent this description is inconsistent with the description in the accompanying base prospectus, this description will control and replace the inconsistent description in the accompanying base prospectus.

We will issue the notes under a senior indenture dated as of September 25, 2006 (as amended and supplemented from time to time, including supplements setting forth the terms of the notes), between us, ONEOK Partners Intermediate Limited Partnership, as guarantor, and Wells Fargo Bank, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized some of the material provisions of the notes and the indenture below. The following summary supplements the description of the debt securities contained in the accompanying base prospectus, and we encourage you to read that description for additional material provisions that may be important to you. We also urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. The following description of the notes and the description of the debt securities contained in the accompanying base prospectus are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture. You may request a copy of the indenture from us as set forth under “Where You Can Find More Information” below. Capitalized terms defined in the accompanying base prospectus and the indenture have the same meanings when used in this prospectus supplement.

General Description of the Notes

The notes will be:

•	our senior unsecured indebtedness, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness;

•	non-recourse to our general partner;

•	unconditionally guaranteed by our subsidiary ONEOK Partners Intermediate Limited Partnership;

•	senior to all of our future subordinated debt;

•	effectively junior to all of our future secured debt to the extent of the collateral securing such debt; and

•	effectively junior to all of the existing and future debt and other liabilities of our non-guarantor subsidiaries.

Upon the sale of the notes, our non-guarantor subsidiaries will have outstanding approximately $143.0 million of unsecured debt, which will rank effectively senior to the notes.

The notes will not be guaranteed by any of our subsidiaries or affiliates or any other party, other than ONEOK Partners Intermediate Limited Partnership. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. Except to the extent described in the accompanying base prospectus, the indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount under the indenture of any of the series of notes offered hereby and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance, initial interest payment date and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes of that series previously issued, and such additional notes will form a single series with such notes, provided that no additional notes may be issued at a price that would cause them to have “original issue discount” for United States federal income tax purposes.

Principal, Maturity and Interest

We will issue the notes in an initial aggregate principal amount of $600,000,000. We will issue the notes in denominations of $2,000 and whole multiples of $1,000 in excess thereof.

The notes will mature on October 15, 2037. Interest on the notes will accrue at the annual rate of 6.85%. Interest on the notes will accrue from September 28, 2007. Interest on the notes will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2008. We will make each interest payment to the holders of record at the close of business on the immediately preceding April 1 and October 1, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest will be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

Methods of Receiving Payments on the Notes

All payments in respect of all notes represented by a global note will be made by wire transfer of immediately available funds to the account specified by the holder of the global note to the paying agent with respect to the notes, who will initially be the trustee. With respect to any notes in certificated form, however, we may choose to make payment at the office of the trustee (or other paying agent) or by mailing a check to the holder’s registered address.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option exercisable at any time or from time to time upon not less than 30 and not more than 60 days’ notice as provided in the indenture, on any date prior to their maturity at a redemption price equal to:

•	the principal amount of such notes; plus

•

accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date); plus

•	a make-whole premium described below, if any.

The redemption price will never be less than 100% of the principal amount of the relevant notes plus accrued and unpaid interest thereon, if any, to the redemption date.

The amount of the make-whole premium with respect to any note to be redeemed will be equal to the excess, if any, of:

(1) the sum of the present values, calculated as of the redemption date, of:

•

each interest payment that, but for such redemption, would have been payable on the note or portion thereof being redeemed on each interest payment date occurring after the redemption date (excluding any accrued interest for the period prior to the redemption date); and

•	the principal amount that, but for such redemption, would have been payable at the final maturity of the note being redeemed; over

(2) the principal amount of the note being redeemed.

The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the comparable treasury yield (as defined below) plus 30 basis points. The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to appoint an independent investment banker not less than 30 days prior to the redemption date, or if the independent investment banker we appoint is unwilling or unable to make the calculation, the calculation will be made by Wachovia Capital Markets, LLC, Greenwich Capital Markets, Inc. and UBS Securities LLC. If Wachovia Capital Markets, LLC, Greenwich Capital Markets, Inc. and UBS Securities LLC are unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

For purposes of determining the make-whole premium, “comparable treasury yield” means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Securities that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year. The comparable treasury yield will be determined as of the third business day immediately preceding the applicable redemption date.

The weekly average yields of United States Treasury Securities will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release. If the H.15 statistical release sets forth a weekly average yield for United States Treasury Securities having a constant maturity that is the same as the remaining term calculated as set forth above, then the comparable treasury yield will be equal to such weekly average yield. In all other cases, the comparable treasury yield will be calculated by interpolation on a straight-line basis, between the weekly average yields on the United States Treasury Securities that have a constant maturity closest to and greater than the remaining term and the United States Treasury Securities that have a constant maturity closest to and less than the remaining term (in each case as set forth in the H.15 statistical release or any successor release). Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Securities are not available in the H.15 statistical release or otherwise, then the comparable treasury yield will be calculated by interpolation of comparable rates selected by an independent investment banking institution of national standing selected in the manner described in the second preceding paragraph.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or if the notes are not so listed, on a pro rata basis, by lot or by such other method as the trustee considers fair and appropriate. Notes will only be redeemed in multiples of $2,000 and multiples of $1,000 thereafter in original principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Guarantee

ONEOK Partners Intermediate Limited Partnership will unconditionally guarantee the payment of the notes on a senior unsecured basis. Notwithstanding the preceding sentence, ONEOK Partners Intermediate Limited Partnership will be released from its obligations under the indenture, and its guarantee will no longer be in effect, if ONEOK Partners Intermediate Limited Partnership is no longer our subsidiary, so long as no default or event of default under the indenture has occurred or is continuing. In such event, ONEOK Partners Intermediate Limited Partnership will give the trustee notice, and we will execute and deliver a supplemental indenture reflecting the release of the guarantee. ONEOK Partners Intermediate Limited Partnership will also be released from its obligations under the indenture, and its guarantee will no longer be in effect, if either a legal defeasance or satisfaction and discharge of the indenture occur.

ONEOK Partners Intermediate Limited Partnership’s guarantee will be a senior unsecured obligation of ONEOK Partners Intermediate Limited Partnership and will rank equally in right of payment with its guarantee of our $1 billion revolving credit agreement and our five outstanding series of senior notes, together with any of its other existing and future indebtedness that is not expressly subordinated to its guarantee. ONEOK Partners Intermediate Limited Partnership is a holding company through which we own our interests in our operating subsidiaries. ONEOK Partners Intermediate Limited Partnership’s guarantee will be effectively subordinated to all indebtedness of our operating subsidiaries.

ONEOK Partners Intermediate Limited Partnership’s guarantee of the notes will be limited to the maximum amount as will, after giving effect to all of its other contingent and fixed liabilities, result in the obligations of ONEOK Partners Intermediate Limited Partnership under its guarantee not constituting a fraudulent conveyance or transfer.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to you, and we or any of our subsidiaries may act as paying agent or registrar.

Concerning the Trustee

Wells Fargo Bank, N.A. will act as indenture trustee, authenticating agent, security registrar and paying agent with respect to the notes.

Governing Law

The indenture, the notes and the guarantee of the notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS

In March 2006, we entered into a five-year $750 million amended and restated revolving credit agreement with certain financial institutions to replace our existing $500 million revolving credit agreement. In March 2007, we amended and restated this revolving credit agreement in order to extend the maturity by one year to March 30, 2012, to eliminate the interest coverage ratio covenant, to increase the permitted ratio of indebtedness to EBITDA from 4.75 to 1 to 5 to 1, to increase the swingline sub-facility commitments from $15 million to $50 million and to change the permitted amount of subsidiary indebtedness from $35 million to 10% of our consolidated indebtedness. In July 2007, we exercised the accordion feature on our revolving credit agreement to increase the aggregate revolving commitments from $750 million to $1 billion. At June 30, 2007, we had borrowings of $105 million, at a weighted average interest rate of 5.75 percent, and a $10 million letter of credit outstanding under this credit agreement. We plan to use the net proceeds from the offering to repay all of the indebtedness currently outstanding under this credit facility.

Our senior note issuances of $250 million due in 2010 and $225 million due in 2011 are borrowed at fixed interest rates of 8.875% and 7.10%, respectively. The indentures governing these notes do not limit the amount of unsecured debt we may incur, but they do contain material financial covenants, including restrictions on incurrence, assumption or guarantee of secured indebtedness. The indentures also contain provisions that require us to offer to repurchase the notes at par value if either Standard & Poor’s Rating Services or Moody’s Investor Services rate the notes below investment grade and the investment grade rating is not reinstated for a period of 40 days. At June 30, 2007, the aggregate fair value of these notes was approximately $505.3 million. In 2006, the interest expense related to these outstanding senior notes was $38.2 million (without taking account of interest rate swaps).

Our senior note issuances of $350 million due in 2012, $450 million due in 2016 and $600 million due in 2036 are borrowed at fixed interest rates of 5.90%, 6.15% and 6.65%, respectively. These notes were issued in September 2006 under the same indenture governing the notes offered hereby, which contains covenants restricting our ability, among other things, to incur debt secured by liens and to engage in sale/leaseback transactions. At June 30, 2007, the aggregate fair value of these notes was approximately $1,389 million. The interest expense related to these outstanding senior notes was $16.4 million for the partial year 2006 (without taking account of interest rate swaps).

The acquisition of an additional 66 2/3 percent interest in Guardian Pipeline, L.L.C. resulted in the inclusion of approximately $152 million of long-term debt in our consolidated balance sheet. The senior notes comprising such debt were issued under a master shelf agreement with certain financial institutions. Principal payments are due quarterly through 2022. Interest rates on the notes range from 7.61 percent to 8.27 percent with an average rate of 7.85 percent.

The acquisition of an additional 66 2/3 percent interest in Guardian Pipeline, L.L.C. also resulted in the inclusion of outstanding amounts under its revolving note agreement in our consolidated balance sheet. The revolving note agreement permits Guardian Pipeline, L.L.C. to choose rates based on the prime commercial lending rate or LIBOR as the interest rate on its outstanding borrowings, specify the portion of the borrowings to be covered by specific interest rate options and specify the interest rate period. At June 30, 2007, Guardian pipeline had no borrowings outstanding under this $10 million revolving note agreement, which terminates in November 8, 2007.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences relating to the purchase, ownership and sale or other disposition of the notes we are offering. The following summary applies to you only if you hold the notes as capital assets for United States federal income tax purposes, and does not deal with holders that may be subject to special rules, such as, for example:

•	a regulated investment company;

•	United States expatriates;

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a partnership (or other entity treated as a partnership for United States federal income tax purposes);

•	a person that owns securities that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns securities as part of a straddle or conversion or other integrated transaction for United States federal income tax purposes; or

•	a United States holder (as defined below) whose functional currency for United States federal income tax purposes is not the United States dollar.

If a partnership holds notes, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will be holding notes, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership and sale or other disposition of the notes.

This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the tax consequences of the purchase, ownership and sale or other disposition of the notes. This discussion assumes that the notes constitute debt for United States federal income tax purposes. If the notes do not constitute debt for United States federal income tax purposes, the tax consequences of the purchase, ownership and sale or other disposition of the notes could differ materially from the tax consequences described in this discussion. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

If you are considering the purchase of notes, we encourage you to consult your own tax advisors concerning the particular United States federal income tax consequences to you and any consequence arising under the laws of any other taxing jurisdiction.

Tax Consequences to United States Holders

The following is a summary of certain United States federal income tax consequences to a United States holder of the ownership, sale, redemption or retirement of the notes. You are a United States holder if you are a beneficial owner of a note and you are for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Code) are authorized to control all substantial decisions of the trust, or that has a valid election in effect under applicable United States Treasury Regulations to be treated as a domestic trust.

Payments of Interest

We do not expect that the notes will be issued with more than a de minimis amount of original issue discount, if any. Thus, stated interest on the notes generally will be taxable to you as ordinary income at the time it is paid or at the time it accrues in accordance with your method of accounting for United States federal income tax purposes.

Sale, Exchange, Redemption and Retirement of the Notes

Upon the sale, taxable exchange, redemption or retirement of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption or retirement (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in gross income) and your adjusted tax basis in the note.

Your adjusted tax basis in a note will, in general, be your initial cost thereof, less any principal payments received by you. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, redemption or retirement, the note has been held for more than one year. Long-term capital gains of individuals, estates, and trusts currently are taxed at a maximum rate of 15%. Certain limitations may apply to your use of capital losses.

Information Reporting and Backup Withholding

In general, if you are a non-corporate person, we and other payors are required to report to the IRS all payments of principal and interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your note before maturity. In general, any payments with respect to the notes to you will be subject to backup withholding tax if you are a non-corporate person that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that you have failed to report all interest or dividends required to be shown on your United States federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

The backup withholding rate is currently 28%. After December 31, 2010, the backup withholding rate is scheduled to be increased to 31%.

You generally may obtain a refund of any amounts withheld under the United States backup withholding rules that exceed your United States federal income tax liability by filing a refund claim with the IRS.

Tax Consequences to Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will generally apply to you if you are a Non-United States holder of notes. The term “Non-United States holder” means a beneficial owner of a note that is neither a United States holder nor a partnership for United States federal income tax purposes.

Payments of Interest

The 30% United States federal withholding tax (or lower applicable treaty rate) generally will not apply to any payment to you of interest on a note that is not effectively connected with a United States trade or business provided that:

•	you do not actually or constructively (under applicable attribution rules) own 10% or more of our capital or profits interest;

•	you are not a controlled foreign corporation that is related to us directly or indirectly through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

(a) you provide your name and address, and certify, under penalties of perjury, that you are not a “United States person” (which certification may be made on an IRS Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, either that it has received IRS Form W-8BEN from you or from another qualifying financial institution intermediary or that it is permitted to establish and has established your non-United States status through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain non-United States intermediaries or certain non-United States partnerships, such non-United States intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless and to the extent you provide us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will instead be required to pay United States federal income tax on that interest on a net income basis in the same manner as if you were a United States holder, except as otherwise provided by an applicable tax treaty. In addition, if you are a non-United States corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on the notes which is effectively connected with your conduct of a trade or business in the United States would be included in your earnings and profits.

Sale, Exchange, Redemption and Retirement of the Notes

Any gain recognized upon the sale, taxable exchange, redemption or retirement of a note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 30% United States federal withholding tax. Such gain also generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, in the case of an applicable tax treaty, attributable to your “permanent establishment” in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A Non-United States holder described in the first bullet point above will generally be required to pay United States federal income tax on the net gain derived from the sale, taxable exchange, redemption or retirement except as otherwise required by an applicable tax treaty, and if such holder is a non-United States corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

Estate Tax

A note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of our capital or profits interest at the time of death; and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Information Reporting and Backup Withholding

In general, information reporting and backup withholding may apply to certain payments of principal, premium (if any) and interest on the notes to Non-United States holders, as well as to the proceeds of certain sales of notes made through brokers, unless the holder had made appropriate certifications as to its non-United States status, or has otherwise established an exemption. The certification of foreign status described above under “—Payments of Interest” is generally effective to establish an exemption from backup withholding. However, payments of interest on the notes to Non-United States holders are required to be reported on IRS Form 1042-S even if the payments are not otherwise subject to information reporting.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

The foregoing discusses certain United States federal income tax consequences of the ownership and disposition of the notes by Non-United States holders. We encourage you to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of the notes, including the effect of any state, local, foreign or other tax laws.

UNDERWRITING

We, ONEOK Partners Intermediate Limited Partnership and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes set forth opposite their respective names below:

Underwriters	Principal Amount of Notes
Wachovia Capital Markets, LLC	$150,000,000
Greenwich Capital Markets, Inc.	150,000,000
UBS Securities LLC	150,000,000
Barclays Capital Inc.	45,000,000
BMO Capital Markets Corp.	45,000,000
BNP Paribas Securities Corp.	30,000,000
RBC Capital Markets Corporation	30,000,000

Total	$600,000,000

The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the notes is subject, among other things, to the approval of certain legal matters by their counsel and certain other conditions. The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.20% of the principal amount of such notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discounts to be paid by us to the underwriters in connection with this offering. This underwriting discount is the difference between the initial public offering price of the notes and the amount the underwriters pay to us to purchase the notes from us.

	Per Note	Total
Underwriting discount	0.875%	$5,250,000

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the price of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $650,000.

We and ONEOK Partners Intermediate Limited Partnership have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each of the underwriters has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Market Act of 2000, or “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Certain Relationships

In the ordinary course of their respective businesses, some of the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking, corporate trust or investment banking transactions with us and our affiliates. Some of the underwriters are affiliates of lenders under our $1 billion revolving credit agreement. As described in “Use of Proceeds,” the proceeds from this offering will be used to repay amounts outstanding under our $1 billion revolving credit agreement. The lenders under this credit facility include Financial Industry Regulatory Authority, or FINRA, members or their affiliates.

An affiliate of Wachovia Capital Markets, LLC, an underwriter and member of FINRA, is the syndication agent and a lender under our $1 billion revolving credit agreement and will receive proceeds from this offering. Affiliates of BMO Capital Markets Corp. and Barclays Capital Inc., each an underwriter and member of FINRA, are co-documentation agents and lenders under our $1 billion revolving credit agreement and will receive proceeds from this offering. In addition, affiliates of the other underwriters, each a member of FINRA, are lenders under our $1 billion revolving credit agreement and will receive proceeds from this offering.

Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of FINRA participating in this offering, this offering is being conducted in accordance with Conduct Rule 2710(h) of the NASD Manual. However, because the notes are investment grade rated by one or more nationally recognized statistical rating agencies, the appointment of a qualified independent underwriter is not necessary in connection with the offering.

LEGAL MATTERS

The validity of the notes is being passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP.

EXPERTS

The consolidated financial statements and schedules of ONEOK Partners, L.P. (formerly Northern Border Partners, L.P.) as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, the consolidated balance sheet of ONEOK Partners GP, L.L.C. as of December 31, 2006, and the combined financial statements of ONEOK Energy Assets as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2006 consolidated balance sheet of ONEOK Partners GP, L.L.C. and the December 31, 2003 combined financial statements of ONEOK Energy Assets refer to a change in the method of accounting for the consolidation of limited partnerships or similar entities when the limited partners have certain rights and asset retirement obligations, respectively.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.oneokpartners.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of such filings. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offerings under this prospectus supplement:

•	Annual Report on Form 10-K (File No. 1-12202) for the year ended December 31, 2006 filed on March 1, 2007;

•	Quarterly Reports on Form 10-Q (File No. 1-12202) for the periods ended March 31, 2007 and June 30, 2007 filed on May 2, 2007 and August 3, 2007, respectively; and

•

Current Reports on Form 8-K (File No. 1-12202) filed on January 17, 2007, March 21, 2007, March 22, 2007, March 29, 2007, April 2, 2007 (two reports), April 4, 2007, April 18, 2007, April 20, 2007, May 2, 2007, June 25, 2007, July 3, 2007, July 18, 2007, July 23, 2007, July 27, 2007, August 2, 2007 and September 25, 2007, and our amended Current Reports on Form 8-K/A (File No. 1-12202) filed on April 12, 2007 and July 23, 2007.

If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and phone number:

ONEOK Partners, L.P.

Investor Relations Department

100 West Fifth Street

Tulsa, OK 74103-4298 (877) 208-7318 or (918) 588-7950

PROSPECTUS

ONEOK PARTNERS, L.P.

COMMON UNITS REPRESENTING LIMITED PARTNER INTERESTS

DEBT SECURITIES

We may offer and sell, from time to time, common units representing limited partner interests or debt securities. The debt securities may be either senior or subordinated debt and may be fully and unconditionally guaranteed by ONEOK Partners Intermediate Limited Partnership. Additionally, the debt securities may be convertible into or exercisable or exchangeable for our common units.

We will provide the specific terms of the securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

Our common units are listed for trading on the New York Stock Exchange under the symbol “OKS.”

We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

Investing in these securities involves certain risks. Limited partnerships are inherently different from corporations. Please read “ Risk Factors” on page 2 of this prospectus and in our most recently-filed Annual Report on Form 10-K and most recently-filed Quarterly Report on Form 10-Q and those that may be included in the applicable prospectus supplement and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page i of this prospectus and other information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 19, 2006

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

In this prospectus, references to “ONEOK Partners,” “we,” “us” and “our” mean ONEOK Partners, L.P. and its consolidated subsidiaries, unless otherwise noted.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this document and in documents that we have incorporated by reference into this document identified by words such as “anticipate,” “estimate,” “plan,” “expect,” “forecast,” “intend,” “believe,” “projection,” “goal” or similar phrases.

You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements,

i

factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;

•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and natural gas liquids from producing areas and our facilities;

•	risks of trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

•

the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and required regulatory clearances, our ability to acquire all necessary rights-of-way in a timely manner, and our ability to promptly obtain all necessary materials and supplies required for construction;

•	the ability to market pipeline capacity on favorable terms;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	the mechanical integrity of facilities operated;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

•	actions by rating agencies concerning our credit ratings;

•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	demand for our services in the proximity of our facilities;

•	the profitability of assets or businesses acquired by us;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	our ability to successfully integrate the operations of the assets acquired from ONEOK, Inc. with our current operations;

•	performance of contractual obligations by our customers;

•	the uncertainty of estimates, including accruals;

•	ability to control operating costs; and

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail under the caption “Risk Factors” on page 2 of this prospectus and in our quarterly reports on Form 10-Q and annual report on Form 10-K filed with the SEC that are incorporated herein by reference and may be included in the applicable prospectus supplement.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not have any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless the federal securities laws require us to do so.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.oneokpartners.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

We also provide information to the New York Stock Exchange because our common units are traded on the New York Stock Exchange. You can inspect our reports and other information about us at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offerings under this prospectus:

•	Annual Report on Form 10-K (File No. 1-12202) for the year ended December 31, 2005 filed on March 7, 2006;

•	Quarterly Reports on Form 10-Q (File No. 1-12202) for the periods ended March 31, 2006 and June 30, 2006 filed on May 4, 2006 and August 4, 2006, respectively;

•

Current Reports on Form 8-K (File No. 1-12202) filed on January 24, 2006, February 21, 2006, March 30, 2006 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), March 31, 2006, April 4, 2006, April 12, 2006 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), April 18, 2006 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), April 25, 2006 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), May 4, 2006, May 8, 2006 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), May 18, 2006, May 23, 2006, June 5, 2006 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), July 20, 2006, September 18, 2006 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information) and September 19, 2006 and our amended Current Reports on Form 8-K/A (File No. 1-12202) filed on April 5, 2006 and June 22, 2006; and

•

The description of our common units contained in Amendment No. 2 to our registration statement on Form 8-A (File No. 1-12202) filed on September 19, 2006, including any amendment or reports filed for the purpose of updating the description.

Documents incorporated by reference in this prospectus are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus as an exhibit. You can obtain documents incorporated by reference in this prospectus by requesting them from us in writing at the following address or by telephone at the following telephone number:

ONEOK Partners, L.P.

Investor Relations Department

100 West Fifth Street

Tulsa, Oklahoma 74103-4298

Telephone No.: (877) 208-7318

or

(918) 588-7950

ONEOK PARTNERS, L.P.

We are a publicly-traded Delaware limited partnership formed in 1993. Our common units are listed on the New York Stock Exchange under the trading symbol “OKS.” Our primary business objectives are to generate stable cash flow sufficient to pay quarterly cash distributions to our unitholders and to increase our quarterly cash distributions over time. We own and manage natural gas gathering, processing, storage and interstate and intrastate pipeline assets and one of the nation’s premier natural gas liquids, or NGL, systems, connecting much of the natural gas and NGL supply in the Mid-continent region with key market centers. We own a 50 percent interest in a leading transporter of natural gas imported from Canada into the United States. Our business operations are divided into the following four strategic business units based on similarities in economic characteristics, products and services, types of customers, methods of distribution and regulatory environment:

•	the Gathering and Processing segment, which primarily gathers and processes raw, or unprocessed, natural gas;

•	the Natural Gas Liquids segment, which primarily treats and fractionates raw natural gas liquids, and stores and markets purity, or fractionated, natural gas liquids products;

•

the Pipelines and Storage segment, which primarily operates intrastate natural gas transmission pipelines, natural gas storage facilities and regulated natural gas liquids gathering and distribution pipelines; and

•	the Interstate Natural Gas Pipelines segment, which primarily operates our interstate natural gas transmission pipelines.

We are managed by our general partner, ONEOK Partners GP, L.L.C., a Delaware limited liability company. Our general partner is managed by its sole member, ONEOK, Inc., an Oklahoma corporation.

Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103-4298, and our telephone number at that address is (918) 588-7000.

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP

ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership, is our wholly owned subsidiary and is managed by its general partner, ONEOK ILP GP, L.L.C., a Delaware limited liability company and our direct wholly owned subsidiary. ONEOK Partners Intermediate Limited Partnership is a holding company through which we own our interests in our operating subsidiaries.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factor set forth below, those risk factors included in our most-recent annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity level taxation by any state. If the Internal Revenue Service, or IRS, were to treat us as a corporation or if we were to become subject to a material amount of entity level taxation for state tax purposes, then our cash available for distribution to our common unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this matter.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state taxes as well. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow though to our unitholders. Because a tax would be imposed upon us as a corporation, the cash available for distributions to our common unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the after-tax return to our common unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity level federal taxation. In addition, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. For example, we will be subject to a new entity level tax on the portion of our income generated in Texas beginning in 2007. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our gross income apportioned to Texas. Imposition of such tax on us by Texas, or any other state, will reduce the cash available for distribution to our common unitholders.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general partnership purposes unless we specify otherwise in an applicable prospectus supplement. These purposes may include repayment and refinancing of debt, working capital, capital expenditures and repurchases and redemptions of securities. We may invest any funds we do not require immediately for general partnership purposes in marketable securities and short-term investments.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth the general terms and provisions that apply to the debt securities. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement. The debt securities will be either senior debt securities or subordinated debt securities issued by ONEOK Partners, L.P. If we offer senior debt securities, we will issue them under a senior indenture. If we offer subordinated debt securities, we will issue them under a subordinated indenture containing subordination provisions. The debt securities will be governed by the provisions of the applicable indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended. We urge you to read the indentures filed as exhibits to the registration statement of which this prospectus is a part, because those indentures, and not this description, govern your rights as a holder of debt securities. For purposes of this “Description of the Debt Securities,” when we refer to “us,” “we,” “our,” “ours,” or “ONEOK Partners,” we are describing ourselves, ONEOK Partners, L.P. only, and not any of our subsidiaries. References in this prospectus to an “indenture” refer to each of the senior indenture and the subordinated indenture.

General

The Debt Securities

Any series of debt securities that we issue:

•	will be our general obligations; and

•	may be subordinated to our senior indebtedness.

Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. We may issue debt securities under each indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of our general partner and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the title of the debt securities of such series (which shall distinguish the debt securities of the series from all other debt securities);

•	any limit upon the aggregate principal amount of the debt securities of such series that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal and premium, if any, of the debt securities of such series are payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest, if any, or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable, or the method by which such date will be determined, the record dates for the determination of holders thereof to whom such interest is payable and the basis upon which interest will be calculated if other than that of a 360-day year of twelve thirty-day months;

•

the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal of, and premium, if any, and interest on, debt securities of the series shall be payable;

•

the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at the option of ONEOK Partners or otherwise;

•	the obligation, if any, of ONEOK Partners to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the price or prices at which and the period or periods within which and the terms and conditions upon which debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

•

the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for Capital Interests (which may be represented by depositary shares), other debt securities or warrants for Capital Interests, debt securities or other securities of any kind of ONEOK Partners or any other obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision in addition to or in lieu of those described herein;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

•

if the amount of principal of or any premium or interest on debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•

if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

•	any changes or additions to the defeasance article of the applicable indenture, including the addition of covenants that may be subject to the covenant defeasance option included in such article;

•

if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof or provable, pursuant to the indenture, in bankruptcy;

•

the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the indenture as currently in effect;

•

any addition to, deletion or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders of debt securities to declare the principal of, and premium and interest on, such debt securities due and payable;

•

if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual debt securities in definitive registered form; and the depositary for such global security or securities and the form of any legend or legends to be borne by any such global security or securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars;

•

the applicability of, and any addition to or change in the covenants and definitions currently set forth in the indenture or in the terms currently set forth in the provisions of the indenture described below under the caption “Other Covenants — Consolidation, Merger, Sale or Conveyance,” including conditioning any merger, conveyance, transfer or lease permitted by such provisions upon the satisfaction of any debt coverage standard by ONEOK Partners;

•	with regard to any debt securities of the series that do not bear interest, the dates for certain required reports to the trustee;

•

whether the debt securities of such series will be guaranteed pursuant to the guarantee provisions of the indenture governing such series, any modifications to the terms of such provisions applicable to the debt securities of such series and the applicability of any other guarantees; and

•	any other terms of the debt securities of such series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement may also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Ranking

The senior debt securities will have the same rank as all of our other unsecured and unsubordinated Debt. The subordinated debt securities will be subordinated to senior indebtedness as described under “Provisions Only in the Subordinated Indenture—Subordinated Debt Securities Subordinated to Senior Debt” below.

Guarantee

To the extent provided in a prospectus supplement and either an indenture supplement or a resolution of the board of directors of our general partner, in each case, relating to a particular series of debt securities, each of our Subsidiaries that becomes a guarantor of the debt securities of such series, and any of our Subsidiaries that is a successor thereto, will fully, irrevocably, unconditionally and absolutely guarantee the due and punctual payment of the principal of, and premium, if any, and interest on such debt securities, and all other amounts due and payable under the applicable indenture and such debt securities by ONEOK Partners to the trustee or the holders of such debt securities.

No Limitation on Indebtedness

The indentures do not limit the amount of indebtedness or other obligations that we may incur and do not give you the right to require us to repurchase your debt securities upon a change of control.

Provisions Only in the Senior Indenture

Summary

The senior debt securities will rank equally in right of payment with all our other senior and unsubordinated Debt and senior in right of payment to any of our subordinated Debt (including the subordinated debt securities). The senior indenture will contain restrictive covenants, including provisions that:

•	limit our ability to put Liens on any of our property or assets; and

•	limit our ability to sell and lease back our property.

We have described below these provisions. We have also set forth below the definitions of important terms used in these provisions.

Limitation on Liens

ONEOK Partners will not, and will not permit any Restricted Subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any Principal Property, or on Capital Interests or Debt of any Restricted Subsidiary (“Restricted Securities”), without making effective provision for the outstanding debt securities under the indenture (except as otherwise specified pursuant to the indenture for the debt securities of any series) to be secured by the Lien equally and ratably with (or prior to) any and all Debt and obligations secured or to be secured thereby for so long as such Debt is so secured. The foregoing restriction will not apply to:

•	any Lien existing on the date of the first issuance of debt securities under the indenture;

•

any Lien on any Principal Property or Restricted Securities of any Person existing at the time such Person is merged or consolidated with or into ONEOK Partners or a Restricted Subsidiary, or such Person becomes a Restricted Subsidiary;

•

any Lien on any Principal Property existing at the time of acquisition of such Principal Property by ONEOK Partners or a Restricted Subsidiary, whether or not assumed by ONEOK Partners or such Restricted Subsidiary; provided that no such Lien may extend to any other Principal Property of ONEOK Partners or any Restricted Subsidiary;

•

any Lien on any Principal Property (including any improvements on an existing Principal Property) of ONEOK Partners or any Restricted Subsidiary, and any Lien on the Capital Interests of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding such Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of such Principal Property (or to secure Debt incurred by ONEOK Partners or a Restricted Subsidiary for the purpose of financing all or any part of such cost); provided that such Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement, or commencement of commercial operation of such Principal Property; and provided, further, that no such Lien (unless otherwise permitted) may extend to any other Principal Property of ONEOK Partners or any Restricted Subsidiary, other than any theretofore unimproved real property on which the Principal Property is so constructed or developed or the improvement is located;

•	any Lien on any Principal Property or Restricted Securities to secure Debt owing to ONEOK Partners or to another Restricted Subsidiary;

•

any Lien in favor of governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure Debt incurred to finance the purchase price or cost of constructing or improving the property subject to such Lien;

•	any Lien created in connection with a project financed with, and created to secure, Non-Recourse Debt;

•

carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

•

Liens (other than Liens imposed by ERISA) on the property of ONEOK Partners or any of its Restricted Subsidiaries incurred, or pledges or deposits required, in connection with workmen’s compensation, unemployment insurance and other social security legislation;

•

Liens securing taxes that remain payable without penalty or which are being contested in good faith by appropriate proceedings where collection thereof is stayed; provided that ONEOK Partners or any Restricted Subsidiary has set aside on its books reserves with respect to such taxes (segregated to the extent required by GAAP) deemed by it to be adequate;

•

any right that any municipal or governmental body or agency may have by virtue of any franchise, license or contract to purchase or designate a purchaser of, or order the sale of, any property of ONEOK Partners or any Restricted Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of ONEOK Partners or any Restricted Subsidiary;

•

any Liens, neither assumed by ONEOK Partners or any Restricted Subsidiary nor on which it customarily pays interest, existing upon real estate, or rights in or relating to real estate acquired by ONEOK Partners or any Restricted Subsidiary for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

•

easements or reservations in any property of ONEOK Partners or any Restricted Subsidiary for the purpose of roads, pipe lines, hydrocarbon transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other like purposes, and zoning ordinances, regulations and restrictions which do not impair the use of such property in the operation of the business of ONEOK Partners or any Restricted Subsidiary;

•

any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing bullets, provided that the Debt secured thereby may not exceed the principal amount of Debt so secured at the time of such renewal or refunding, and that such renewal or refunding Lien must be limited to all or any part of the same property and improvements thereon, Capital Interests or Debt that secured the Lien renewed or refunded; or

•

any Lien not permitted above securing Debt that, together with the aggregate outstanding principal amount of other secured Debt that would otherwise be subject to the foregoing restrictions (excluding Debt secured by Liens permitted under the foregoing exceptions) and the Attributable Indebtedness in respect of all Sale-Leaseback Transactions (not including Attributable Indebtedness in respect of any such Sale-Leaseback Transactions described in clause (iii) or (iv) under “—Limitation on Sale-Leaseback Transactions” below) would not then exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale-Leaseback Transactions

ONEOK Partners will not, and will not permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction unless (i) ONEOK Partners or a Restricted Subsidiary would be entitled, without securing the outstanding debt securities under the indenture, to incur Debt secured by a Lien on the Principal Property that is the subject of such Sale-Leaseback Transaction; (ii) the Attributable Indebtedness associated therewith would be in an amount permitted under the last bullet point under “—Limitation on Liens” above; (iii) the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale-

Leaseback Transaction are used for the business and operations of ONEOK Partners or any of its Subsidiaries; or (iv) within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale-Leaseback Transaction is applied to the prepayment (other than mandatory prepayment) of any outstanding debt securities under the indenture or Funded Debt of ONEOK Partners or a Restricted Subsidiary (other than Funded Debt that is held by ONEOK Partners or any Restricted Subsidiary or Funded Debt of ONEOK Partners that is subordinate in right of payment to any outstanding debt securities under the indenture).

Definitions

As used in the foregoing description of covenants by which we are bound pursuant to the senior indenture, the following terms have the following meanings:

“Attributable Indebtedness” means with respect to a Sale-Leaseback Transaction involving any Property, as of the time of determination, the least of (i) the fair market value of such Property (as determined in good faith by the Board of Directors); (ii) the present value of the total Net Amount of Rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee’s option or period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease, compounded semiannually; and (iii) if the obligation with respect to such Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a Capital Lease Obligation for financial reporting purposes in accordance with U.S. generally accepted accounting principles, the amount equal to the capitalized amount of such obligation required to be paid by the lessee as determined in accordance with U.S. generally accepted accounting principles and included in the financial statements of the lessee.

“Capital Interests” of any person means any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock of such person, including, without limitation, with respect to partnerships, partnership interests (whether general or limited), and with respect to limited liability companies, member interests and any other interest or participation that confers on the holder thereof the right to receive a share of the profits and losses of, or distributions of assets of, such person.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of total assets included in the most recent quarterly or annual balance sheet of ONEOK Partners and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles less applicable reserves reflected in such balance sheet, after deducting the following amounts: (i) all current liabilities reflected in such balance sheet, provided, however, that there shall not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same shall not have been finally determined; (ii) appropriate allowance for minority interests in Capital Interests of Subsidiaries; and (iii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles reflected in such balance sheet.

“Debt” means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of borrowed money.

“Funded Debt” means all Debt maturing one year or more from the date of the incurrence, creation, assumption or guarantee thereof, all Debt directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the incurrence, creation, assumption or guarantee thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing Debt. However, the following types of transactions will not be considered to result in a Lien: (i) any acquisition by ONEOK Partners or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (ii) any conveyance or assignment whereby ONEOK Partners or any Restricted Subsidiary conveys or assigns to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (iii) any Lien upon any property or assets either owned or leased by ONEOK Partners or any Restricted Subsidiary or in which ONEOK Partners or any Restricted Subsidiary owns an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of such property or assets (or property or assets with which it is unitized) the payment to such Person or Persons of ONEOK Partners’ or the Restricted Subsidiary’s proportionate part of such development or operating expenses or (iv) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection therewith.

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts, whether or not designated as rent or additional rent, required to be paid on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (1) the net amount determined assuming termination of the lease on the first date such lease may be terminated (in which case such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated) and (2) such net amount assuming no such termination.

“Non-Recourse Debt” means, at any time, Debt incurred after the date of the indenture by ONEOK Partners or a Restricted Subsidiary in connection with the acquisition of property or assets by ONEOK Partners or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired; provided that, under the terms of such Debt and pursuant to applicable law, the recourse at such time and thereafter of the lenders with respect to such Debt is limited to the property or assets so acquired, or such construction or improvements, including Debt as to which a performance or completion guarantee or similar undertaking was initially applicable to such Debt or the related property or assets if such guarantee or similar undertaking has been satisfied and is no longer in effect.

“Principal Property” means any property located in the United States, except any such property that in the opinion of the board of directors of the general partner of ONEOK Partners is not of material importance to the total business conducted by ONEOK Partners and its consolidated Subsidiaries.

“Property” means any right or interest of ONEOK Partners or any of its Subsidiaries in and to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Restricted Subsidiary” means any Subsidiary that owns or leases a Principal Property.

“Sale-Leaseback Transaction” means any arrangement with any person pursuant to which ONEOK Partners or any of its Subsidiaries leases any Principal Property that has been or is to be sold or transferred by ONEOK Partners or its Subsidiaries to such person, other than (a) any such transaction involving a lease for a term of not more than three years or classified as an operating lease under generally accepted accounting principles, (b) any such transaction between ONEOK Partners and any of its Subsidiaries or between any Subsidiaries of ONEOK Partners, and (c) any such transaction executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, development or improvement, or the commencement of commercial operation of ONEOK Partners’ Principal Property subject to such leasing transaction.

“Subsidiary” of any person means:

•

any person of which more than 50% of the total voting power of Capital Interests entitled (without regard to any contingency) to vote in the election of directors, managers, trustees, or equivalent persons, at the time of such determination, is owned or controlled, directly or indirectly, by such person or one or more of the Subsidiaries of such person or a combination thereof;

•

in the case of a partnership, any person of which more than 50% of the partners’ Capital Interests (considering all partners’ Capital Interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such person or one or more of the Subsidiaries of such person; or

•

any other person with respect to which such person or one or more of the Subsidiaries of such person or a combination thereof has the power to control by contract or otherwise the board of directors, managers, trustees or equivalent governing body or otherwise controls such entity.

Provisions Only in the Subordinated Indenture

Subordinated Debt Securities Subordinated to Senior Debt

The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness to the extent provided in the subordinated indenture. “Senior Indebtedness,” unless otherwise provided with respect to the debt securities of a series, means (1) all our Debt, whether currently outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such Debt, it is provided that such Debt is not superior in right of payment to the subordinated debt securities or to other Debt which is equal in right of payment with or subordinated to the subordinated debt securities, and (2) any modifications, refunding, deferrals, renewals or extensions of any such Debt or securities, notes or other evidence of Debt issued in exchange for such Debt; provided that in no event shall Senior Indebtedness include (i) our indebtedness owed or owing to any of our Subsidiaries or to any officer, director or employee of us or any of our Subsidiaries, (ii) indebtedness to trade creditors or (iii) any liability for taxes owed or owing by us.

The holders of our Senior Indebtedness will receive payment in full of such Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon any payment or distribution of our assets to creditors;

•	upon our liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to us or our property.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive capital stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•

repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless:

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the trustee receive written notice approving the payment from the representatives of each issue of Designated Senior Indebtedness.

“Designated Senior Indebtedness” means:

•

any Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100 million; and

•	any other Senior Indebtedness that we may designate.

During the continuance of any default with respect to any Designated Senior Indebtedness, other than a default described in the paragraph preceding the definition of Designated Senior Indebtedness, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or upon the expiration of any applicable grace periods, we may not make payments on the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will expire 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice to the trustee and us from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Blockage Notice is no longer continuing.

Unless the holders of such Designated Senior Indebtedness or the representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Not more than one Blockage Notice may be given in any period of 360 consecutive days unless otherwise specified with respect to a series of subordinated debt securities. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Other Covenants

Any series of debt securities may contain additional financial and other covenants applicable to us. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Consolidation, Merger, Sale or Conveyance

Neither ONEOK Partners nor any guarantor of debt securities shall consolidate or amalgamate with or merge with or into any person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any person, whether in a single transaction or a series of related transactions:

(1) except in accordance with the provisions of such entity’s partnership agreement, certificate or articles of incorporation, bylaws or other applicable organizational documents, and

(2) unless:

(a)	either (i) ONEOK Partners or such guarantor (as the case may be) shall be the continuing person in the case of a merger or (ii) the resulting, surviving or transferee person if other than ONEOK Partners or such guarantor (respectively, the “Successor Partnership” and the “Successor Guarantor”), shall be a partnership, limited liability company or corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, or Canada or any province thereof, and the Successor Partnership or Successor Guarantor (as the case may be) shall expressly assume, by one or more supplemental indentures, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of ONEOK Partners or such guarantor (as applicable) under the applicable indenture(s) and the debt securities or the applicable guarantee according to their tenor;

(b)	immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Partnership or the Successor Guarantor (as the case may be) or any Subsidiary thereof as a result of such transaction as having been incurred by the Successor Partnership or the Successor Guarantor (as applicable) or such Subsidiary at the time of such transaction), no default or event of default would occur or be continuing; and

(c)	ONEOK Partners shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger or disposition and such supplemental indenture(s) (if any) comply with the applicable indenture(s).

In case of any consolidation, amalgamation or merger where ONEOK Partners or any guarantor is not the continuing person, or disposition of all or substantially all of the assets of ONEOK Partners or any guarantor in accordance with this covenant, the Successor Partnership or Successor Guarantor (as the case may be) shall succeed to and be substituted for ONEOK Partners or such guarantor (as applicable) with the same effect as if it had been named in the applicable indenture(s) as the respective party to the applicable indenture(s), and the predecessor entity shall be released from all liabilities and obligations under the applicable indenture(s), the debt securities and any guarantee, except that no such release will occur in the case of a lease of all or substantially all of its assets.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “event of default” under the senior indenture or the subordinated indenture, as applicable, with respect to each series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•

default in the payment of principal of or premium, if any, on any debt securities of that series when due, whether at stated maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•

failure on the part of ONEOK Partners or any guarantor duly to observe or perform any other of the covenants or agreements on the part of ONEOK Partners or such guarantor with respect to the debt securities of that series set forth in the indenture with respect to such series or in any supplemental indenture with respect to such series, or, in the absence of an applicable supplemental indenture, in any resolution of the board of directors of our general partner authorizing the issuance of that series of debt securities (other than a covenant a default in the performance of which is elsewhere specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring ONEOK Partners and such guarantor to remedy the same shall have been given, by registered or certified mail, to ONEOK Partners and such guarantor by the trustee, or to ONEOK Partners, such guarantor and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of that series at the time outstanding;

•	certain events of bankruptcy, insolvency or reorganization of ONEOK Partners or its guarantors (if any);

•

default by us or any of our Subsidiaries in the payment, at maturity and after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed in the principal amount then outstanding of $100,000,000 or more, or acceleration of any indebtedness for borrowed money of such amount, such that the indebtedness becomes due and payable prior to its maturity date and such acceleration is not rescinded within 60 days after notice thereof has been given to ONEOK Partners by the trustee or to ONEOK Partners and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that, if, prior to the entry of judgment in favor of the trustee for payment of the debt securities of such series, the default under such indenture or instrument has been remedied or cured by ONEOK Partners or such Subsidiary, or waived by the holders of such indebtedness, then the event of default under the indenture will be deemed likewise to have been remedied, cured or waived;

•

except as permitted by the indenture, any guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or any guarantor denies or disaffirms its obligations under the indenture or its guarantee; or

•

any other event of default provided in any supplemental indenture or, in the absence of an applicable supplemental indenture, in a resolution of the board of directors of our general partner with respect to debt securities of that series.

Exercise of Remedies

If an event of default, other than an event of default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

If an event of default described in the fifth bullet point above occurs, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series by written notice to the trustee may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•	rescind any acceleration with respect to the debt securities of that series,

but only if:

•	rescinding the acceleration would not conflict with any judgment or decree of a court of competent jurisdiction already rendered; and

•

all existing events of default with respect to the debt securities of such series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely because of acceleration.

If an event of default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless such holders have offered to the trustee reasonable indemnity or security against any costs, liabilities or expenses. No holder of debt securities may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the trustee notice that an event of default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against any costs, liabilities or expenses;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the trustee determines is unduly prejudicial to the rights of any other holder of debt securities of that series; or

•	the trustee determines would involve it in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of any default or event of default, we are required to give written notice to the trustee and indicate the status of the default or event of default and what action we are taking or propose to take to cure the default or event of default. In addition, we are required to deliver to the trustee, within 150 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the event of default by the later of 90 days after the event of default occurs or 30 days after the trustee knows of the event of default. However, except in the case of a default in the payment of principal, premium or interest with respect to any debt securities or in the making of any sinking fund payments with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments, Supplements and Waivers

ONEOK Partners, each guarantor (if any), and the trustee may enter into a supplemental indenture without the consent of any holder of debt securities to, among other things:

•	provide for the assumption by a successor of our obligations under the indenture;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	permit the qualification of the indenture under the Trust Indenture Act;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

•	secure any or all of the debt securities;

•

for the subordinated debt securities indenture, make any change in the subordination provision that would limit or terminate the benefits available to any holder of senior indebtedness (or Representatives therefor); provided, however, that an amendment may not make any change that adversely affects the rights of any holder of senior indebtedness then outstanding, unless the holders of the requisite percentage of such senior indebtedness (or any group or representative thereof authorized to give a consent) consent to such change, as provided in the agreements under which such senior indebtedness is outstanding;

•	make any change that does not adversely affect the rights of any holder of debt securities;

•

add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities; provided, however, that any such addition, change or elimination not otherwise permitted shall neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holder of any such debt security with respect to such provision or shall become effective only when there is no such debt security outstanding;

•	add or appoint a successor or separate trustee;

•	establish the form or terms of debt securities of any series as permitted by the indenture; and

•	reflect the release of any guarantor of its obligations under the guarantee, in the manner provided by the indenture.

In addition, ONEOK Partners, each guarantor (if any), and the trustee may enter into a supplemental indenture if the holders of a majority in aggregate principal amount then outstanding of all debt securities of each series that would be affected by the supplemental indenture consent to it. No such supplemental indenture, without the consent of each holder of outstanding debt securities of each series that would be affected, shall:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which requires each holder’s consent; or

•	make any change in the waiver provisions.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed supplemental indenture. It is sufficient if such consent approves the substance of the proposed supplemental indenture. After an amendment pursuant to a supplemental indenture becomes effective, we are required to mail to all holders of debt securities of each affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, may waive:

•	compliance by us with certain restrictive provisions of the indenture; and

•	any past default or event of default under the indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium or interest; or

•	in respect of a provision that under the indenture cannot be amended without the consent of all holders of the affected series of debt securities.

Defeasance

At any time, we may terminate, with respect to debt securities of a particular series, all our obligations, and those of each guarantor (if any), under such series of debt securities and the indenture, which we call a “legal defeasance.”

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate the operation of provisions that, among other things:

•	require us to file SEC reports and financial statements with the trustee;

•	require us to preserve our corporate existence;

•	limit our ability to incur indebtedness secured by a Lien, as described above under “Provisions Only in the Senior Indenture—Limitation on Liens;”

•	limit our ability to engage in Sale-Leaseback Transactions, as described above under “Provisions Only in the Senior Indenture—Limitation on Sale-Leaseback Transactions;”

•	relate to our consolidation or merger or the sale or conveyance of all or substantially all of our assets;

•	are made applicable to a particular series of debt securities as described in the prospectus supplement applicable to such series, except as otherwise described in such prospectus supplement; and

•	establish certain events of default.

If we decide to make a legal defeasance or a covenant defeasance, however, we may not terminate our obligations to, among other things:

•	register the transfer or exchange of the debt securities;

•	replace mutilated, destroyed, lost or stolen debt securities;

•	pay the principal of, and premium, if any, and interest on the debt securities at the place and time and in the manner provided in the indenture or in the debt securities;

•

maintain offices where the debt securities may be presented or surrendered for payment, transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served;

•	appoint a trustee whenever necessary to avoid or fill a vacancy in the office of trustee;

•	maintain provisions relating to paying agents;

•	deliver to the trustee, within 150 days after the end of each fiscal year, a compliance certificate indicating that ONEOK Partners has complied with all covenants contained in the indenture;

•

pay such additional amounts as may be necessary so that the net amount received by each holder of debt securities will equal the amount that the holder would have received if taxes had not been required to be withheld or deducted where either ONEOK Partners or a guarantor, if any, is required to withhold or deduct taxes due from any payment made under or with respect to the debt securities or a guarantee;

•	furnish to the trustee a list of the names and addresses of the holders of the debt securities, so long as the trustee is not serving as the registrar with respect to the debt securities;

•	compensate the trustee for all services rendered under the indenture and to reimburse the trustee for all reasonable expenses incurred in accordance with the provisions of the indenture;

•	indemnify the trustee for, and hold it harmless against, any loss, liability or expense arising out of the trustee’s performance of its duties under the indenture;

•	turn over to ONEOK Partners upon request any excess money or securities held by the trustee or paying agent at any time;

•	indemnify the trustee and the holders of debt securities against any tax, fee or charge assessed against deposited U.S. government obligations or the principal and interest thereon; and

•

revive and reinstate the obligations of ONEOK Partners and each guarantor, if any, under the indenture and the debt securities of the defeased series (or the guarantees related thereto) until such time as the trustee or any paying agent is permitted to apply all such money or U.S. government obligations.

We may exercise our legal defeasance option notwithstanding our prior exercise of the covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of:

•	events of default with respect to our compliance with covenants in the indenture;

•	cross defaults on other indebtedness for borrowed money;

•

a guarantee, if any, ceases to be in full force and effect or is declared null and void in a judicial proceeding or any guarantor, if any, denies or disaffirms its obligations under the indenture or its guarantee; and

•	other events of default made applicable to a particular series of debt securities.

In order to exercise either defeasance option, we must:

•

irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal of, and premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•

deliver to the trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No Personal Liability of General Partner

Obligations of ONEOK Partners (or any guarantor) under the indenture and the debt securities are non-recourse to the general partner (or the general partners or other holders of equity interests of any guarantor), and their respective affiliates (other than ONEOK Partners and any guarantor), and payable only out of cash flow and assets of ONEOK Partners and any guarantor. The trustee, and each holder of a debt security by its acceptance thereof, will be deemed to have agreed in the indenture that (1) none of the general partner or the general partners or other holders of equity interests of any guarantor (nor any of their respective affiliates other than ONEOK Partners and any guarantor) shall be liable for any of the obligations of ONEOK Partners or any guarantor under the indenture or any debt securities, and (2) no partner, director, officer, employee, equity holder or unitholder, as such, of ONEOK Partners, any guarantor, the trustee, the general Partner or any affiliate of any of the foregoing entities and no member of the board of directors of the general partner shall have any personal liability in respect of the obligations of ONEOK Partners or any guarantor under the indenture or any debt securities by reason of his, her or its status.

The Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

File with the Securities and Exchange Commission

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, the trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if: DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

DESCRIPTION OF COMMON UNITS

The following is a brief description of our common and Class B units. Please read the description of our common units and Class B units, our partnership agreement and our cash distribution policy contained in Amendment No. 2 to our registration statement on Form 8-A filed on September 19, 2006, including any amendment or report filed for the purpose of updating the description, which are incorporated herein by reference, for more information on the common units and Class B units, our partnership agreement and our cash distribution policy.

As of August 1, 2006, we had 46,397,214 common units and 36,494,126 Class B units outstanding, representing a 98% limited partner interest in us. Thus, our equity consists of a 2% general partner interest and common units and Class B units representing in the aggregate a 98% limited partner interest.

Distributions

In general, our general partner is entitled to 2% of all cash distributions, and the holders of common units and Class B units are entitled to the remaining 98% of all cash distributions, except that the general partner is entitled to incentive distributions if the amount distributed with respect to any quarter exceeds $0.605 per common unit ($2.42 annualized). Under the incentive distribution provisions, our general partner is entitled to 15% of amounts distributed in excess of $0.605 per common unit, 25% of amounts distributed in excess of $0.715 per common unit ($2.86 annualized) and 50% of amounts distributed in excess of $0.935 per common unit ($3.74 annualized). The amounts that trigger incentive distributions at various levels are subject to adjustment in certain events, as described in our partnership agreement.

Voting

Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group owns beneficially 20% or more of all common units, such common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

Class B Units

Our Class B units are entitled to the same distribution rights as the common units, but are subordinated to the common units related to the minimum quarterly distribution.

We will hold a special election for holders of common units as soon as practical, but no later than April 2007, subject to extension, to approve the conversion of the Class B units into common units and to approve certain amendments to our partnership agreement. The proposed amendments to our partnership agreement will grant voting rights for common units held by our general partner if a vote is held to remove our general partner and require fair market value compensation for the general partner interest if the general partner is removed. The conversion proposal requires the approval of holders of a majority of the common units voted at the special meeting, provided that the votes cast on that proposal represent a majority of the common units entitled to vote (excluding common units held by ONEOK, Inc. and its affiliates). The amendment proposal requires the approval of holders of at least 66 2/3% of the outstanding common units (excluding common units held by ONEOK and its affiliates).

If the common unitholders do not approve the conversion and the amendments, the Class B unit distribution rights would increase to 115% of the distribution paid on the common units, including distributions paid upon liquidation. If the conversion and the amendments are approved by the common unitholders, the Class B units will automatically convert into common units on a one-for-one basis and the Class B units will no longer be outstanding. If the common unitholders vote to remove ONEOK or its affiliates as our general partner at any time prior to the approval of the conversion and certain amendments to our partnership agreement, the amount payable on such Class B units would increase to 125% of the cash distributions payable with respect to the common units, including distributions paid upon liquidation. The Class B unit distribution rights will continue to be subordinated in the manner described above unless and until the conversion described above has been approved.

Until the earlier of (i) the receipt of the requisite approvals of holders of common units with respect to the conversion of the Class B units into common units and the amendments to our partnership agreement and (ii) the date that the NYSE no longer requires such approvals to list the common units issuable upon conversion of the Class B units, the Class B units are non-voting and the Class B units will not be considered outstanding for purposes of calculating votes and determining the presence of a quorum under our partnership agreement. However, during such period, the holders of Class B units will be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B units in relation to other classes of our partnership interests or as required by law. After the occurrence of one of the events discussed in the first sentence above, the Class B units will have the voting rights under our partnership agreement that would be available if they were outstanding common units, except that none of the Class B units will be deemed outstanding as of the record date or be entitled to vote with respect to the conversion of the Class B units into common units or the amendments to our partnership agreement.

Listing

Our outstanding common units are listed on the NYSE under the symbol “OKS.” Any additional common units we issue will also be listed on the NYSE. Our outstanding Class B units are not listed on any national stock exchange and we do not intend to so list the Class B units.

Transfer Agent and Registrar

Our transfer agent and registrar for the common units is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

We may sell our securities through agents, underwriters or dealers, or directly to purchasers.

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use one or more underwriters in the offer or sale of our securities.

•	If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities.

•

We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Underwriters, dealers and agents and their affiliates may engage in transactions with, or perform services for, or be customers of, ONEOK Partners or ONEOK and its affiliates in the ordinary course of business.

Other than our common units, all securities offered by this prospectus will be a new issue of securities with no established trading market. Any underwriter to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common units which are currently listed and traded on the NYSE. Any common units sold by this prospectus will be listed for trading on the NYSE subject to official notice of issuance. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

Because the NASD views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2810 of the NASD Conduct Rules. The aggregate maximum compensation that underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

INVESTMENT IN ONEOK PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•

the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•

the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•

less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment in our common units will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

LEGAL MATTERS

The validity of the common units and debt securities will be passed upon for us by Andrews Kurth LLP, Houston, Texas. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements and schedules of ONEOK Partners, L.P. (formerly Northern Border Partners, L.P.) as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, the consolidated balance sheet of ONEOK Partners GP, L.L.C. as of December 31, 2005, and the combined financial statements of ONEOK Energy Assets as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2003 consolidated financial statements of ONEOK Partners, L.P. and the December 31, 2003 combined financial statements of ONEOK Energy Assets both refer to a change in the method of accounting for asset retirement obligations.

$600,000,000

ONEOK Partners, L.P.

6.85% Senior Notes due 2037

PROSPECTUS SUPPLEMENT

September 25, 2007

Wachovia Securities

RBS Greenwich Capital

UBS Investment Bank

Barclays Capital

BMO Capital Markets

BNP PARIBAS

RBC Capital Markets